EXHIBIT 19.1

Transportadora de Gas del Sur S.A.

BEST STOCK MARKET PRACTICES POLICY

1. PURPOSE

The purpose of this document is to establish a policy of best stock market practices (the “Policy”) applicable to Transportadora de Gas del Sur S.A. (the “Company”), which sets forth certain restrictions and formalities for executing purchase or sale transactions or any other type of transaction involving the Applicable Securities (as defined in Section 3) listed on stock markets; thus ensuring greater transparency and making sure that no Applicable Recipient (as defined in Section 3) obtains any kind of economic advantage or benefit for themselves or others through the improper use of Insider Information (as defined in Section 3) of the Company or its subsidiaries and affiliates.

The terms of this Policy are in line with the provisions of Section 117 of Capital Market Act No. 26,831, Regulatory Decree No. 1023/2013, Chapters II and III of Title XII of the Argentine Securities and Exchange Commission (Comisión Nacional de Valores) Rules (New Text 2013), the provisions of the Securities and Exchange Commission of the United States of America, federal laws of the United States of America on financial instruments and Sarbanes-Oxley Act and the Company’s Code of Conduct (the “Regulatory Framework”).

2. SCOPE/ENFORCEMENT

The terms of this Policy are applicable to all Applicable Recipients. In the event that a similar policy of the Company’s subsidiaries and affiliates is applicable to an Applicable Recipient, such Applicable Recipient shall be subject to the provisions of both that policy and this Policy. In case of a conflict of interest, the provisions of this Policy shall prevail over those of the subsidiaries’ and affiliates’ policies.

3. DEFINITIONS

For purposes of this Policy and in compliance with the provisions of the Regulatory Framework, the following definitions are included:

Insider Information: Insider Information refers to any information related to securities issued by the Company or information concerning the Company, its subsidiaries, or affiliates that has not been publicly disclosed and that, if disclosed, could or could have been capable of substantially influencing the conditions or the placement price of the Applicable Securities or the course of their trading in the markets where they are listed.

By way of example and not as a limitation, the following shall be considered Insider Information: (i) Material facts; (ii) The Company’s financial statements and the financial statements of its subsidiaries and affiliates; (iii) Press releases; (iv) Regulatory actions, particularly those issued by public, mixed, or private bodies and/or agencies with oversight or supervisory authority over the issuer of the Applicable Securities; (v) The enumeration of material facts established in Titles II, III, IV, and XII of the Argentine Securities and Exchange Commission (Comisión Nacional de Valores) Rules (New Text 2013).

Exhibit 19.1 - 1

Compliance Officer: The Chief Compliance Officer shall be the Administration, Finance, and Services Director, while the Alternate Compliance Officer shall be the Legal Affairs Director.

Trading Restriction Period: The Trading Restriction Period refers to the period commencing 12 calendar days prior to and ending 1 calendar day after the date of submission to the Argentine Securities and Exchange Commission (Comisión Nacional de Valores) (“CNV”), Bolsas y Mercados Argentinos S.A. (Argentine Stock Exchanges and Markets) (“BYMA”), and A3 Mercados S.A. (“A3 Mercados”) of any interim financial statement issued by any entity holding an Applicable Security. In the case of annual financial statements, the restriction period shall be 14 calendar days prior to and 1 calendar day after the submission date. Additionally, at his sole discretion, the Compliance Officer may establish additional Trading Restriction Periods.

Applicable Recipient: Applicable Recipients under this Policy include all individuals who, by reason of their work, profession, or role within the Company or any of its subsidiaries and affiliates, may have access to Insider Information.

Applicable Securities: Applicable Securities under this Policy shall include all securities defined as such under the Regulatory Framework, including, but not limited to, shares and notes. The following securities are specifically included in this Policy:

•	TGSU2–ticker symbol of TGS shares on the Buenos Aires Stock Exchange.

•	TGS ADR—ticker symbol of TGS shares on the New York Stock Exchange (NYSE).

•	Outstanding notes issued by TGS.

•	Any other securities that the Company may issue in the future and that obtain listing authorization in the markets.

4. RELATED DOCUMENTS

None.

5. PROCEDURE

5.1 Obligations of Applicable Recipients

5.1.1 Adherence to the Policy

All Applicable Recipients shall receive this Policy in electronic format and must complete and electronically sign a declaration of acceptance, which shall be submitted electronically to the Human Resources Department.

5.1.2 General Prohibition

Applicable Recipients who possess Insider Information, regardless of its origin, from the moment they come into possession of such information and until it is publicly disclosed, shall not, for their own account or on behalf of others, directly or indirectly, engage in any of the following actions:

Exhibit 19.1 - 2

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Use such Insider Information to obtain any form of advantage, for their own benefit or that of third parties, in connection with the purchase, sale, or any other type of transaction involving the Applicable Securities;

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Disclose or communicate Insider Information to third parties, except in the normal course of their work, position, or profession. It shall be understood that persons act in the normal course of their work, position, or profession when they communicate information:
(i) To the Board of Directors and Management of the Company or to the relevant governmental bodies, stock exchanges or markets, as part of the proper performance of their functions and responsibilities; and
(ii) To the Company’s external advisors (including auditors, legal, financial, or tax advisors, investment banks involved in a specific transaction or potential transaction, and any other person or entity that, due to their role or function, must have access to such Insider Information) to ensure the proper fulfillment of the tasks for which they have been engaged;

•	Based on Insider Information, recommend or advise a third party to carry out any type of transaction involving the Applicable Securities.

5.1.3 Prohibition to Trade During Trading Restriction Periods

No Applicable Recipient shall execute any stock market transaction involving any Applicable Security during Trading Restriction Periods. This prohibition does not apply to Applicable Securities offered as collateral.

5.1.3.1 Notification of Trading Restriction Period

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The Finance and Corporate Information Department shall notify the Human Resources Department at least one month in advance of the submission date of the Company’s financial statements and the financial statements of each of its subsidiaries and shall establish the corresponding Trading Restriction Period.

•	Based on this information, the Human Resources Department shall send an institutional email to all Applicable Recipients, informing them of the Trading Restriction Period.

During Trading Restriction Periods, Applicable Recipients shall not execute purchase and/or sale transactions and/or any other type of transaction involving Applicable Securities.

5.2 Roles of the Compliance Officer

The position of Compliance Officer shall be taken up by one or more Executive Officers of the Company, with the appointment of a Chief Compliance Officer and an Alternate Compliance Officer.

The responsibilities of the Compliance Officer include: (i) Administering and interpreting this Policy and monitoring compliance with its provisions. (ii) Providing copies of this Policy to the Human Resources Department and any other person that the Compliance Officer considers eligible to access Insider Information. (iii) Responding to inquiries regarding this Policy. (iv) Establishing special Trading Restriction Periods when Applicable Recipients shall not be allowed to trade Applicable Securities. (v) Validating, reviewing and reframing, as necessary, the list of Applicable Securities established in the corresponding procedure. (vi) Determining appropriate sanctions in the event of non-compliance or infringement of this Policy by any Applicable Recipient.

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5.3 Monitoring Compliance with the Policy

The Internal Audit Department is responsible for including this Policy in its risk-based annual planning and for carrying out the necessary trials to identify non-compliance or infringements, thus monitoring the effectiveness and fulfilment of this Policy.

Any transactions executed by an Applicable Recipient that may be detected shall be reported to the Compliance Officer.

5.4 Non-Compliance with the Policy

The Compliance Officer shall assess infringements and may establish together with the Human Resources Department the imposition of sanctions including: (i) warnings; (ii) restitution of financial gains obtained by the infringing Applicable Recipient; (iii) other sanctions provided for in the Employment Contracts Act.

Additionally, as the case may be, the Compliance Officer may notify the Company’s Auditing Committee or the competent government authorities about infringement of this Policy.

It is expressly stated that, notwithstanding the provisions herein, infringement of this Policy may also constitute infringement of the applicable law and may result in pecuniary and/or penal sanctions.

6. RECORDS

Identification	Responsible Party	Format	Location	Retention Period	Final disposal
Declaration of Acceptance	Human Resources	Electronic	Digital	Permanent	Destruction

7. ANNEXES AND FORMS

Not applicable.

8. CONSENSUS

Not applicable.

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